Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID COMPLETES DEBT REFINANCING TRANSACTIONS

CAMP HILL, Pa. (Feb. 21, 2013) – Rite Aid Corporation (NYSE: RAD) today announced the completion of its previously announced debt refinancing transactions that extend the maturity of a portion of its outstanding indebtedness and lower interest expense. The refinancing transactions included:

•                 the amendment and restatement of Rite Aid’s existing revolving credit facility, including an increase in the commitments under the revolving credit facility to $1.795 billion and an extension of the maturity to February 2018;

•                 the refinancing of Rite Aid’s $1.038 billion Tranche 2 Term Loan due 2014 and $331.7 million Tranche 5 Term Loan due 2018, each including accrued but unpaid interest, with the proceeds from a new $1.161 billion Tranche 6 Term Loan due 2020 under Rite Aid’s first lien credit facility, together with borrowings under the amended revolving credit facility;

•             the refinancing of, via a cash tender offer, Rite Aid’s $410.0 million aggregate principal amount of 9.750% Senior Secured Notes due 2016 with proceeds from the Tranche 6 Term Loan, together with borrowings under the amended revolving credit facility;

•             the refinancing of, via a cash tender offer, Rite Aid’s $470.0 million aggregate principal amount of 10.375% Senior Secured Notes due 2016 with the proceeds from a new $470 million Tranche 1 Term Loan due 2020 under Rite Aid’s new second lien credit facility, together with borrowings under the amended revolving credit facility; and

•             a cash tender offer for Rite Aid’s $180.3 million aggregate principal amount of 6.875% Senior Debentures due 2013 with available cash.

Rite Aid expects to record a loss on debt modifications of $117.0 million related to the transactions and expects to have annual cash interest savings of approximately $45.0 million.

As part of the tender offers, Rite Aid solicited consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indentures governing each series of notes. Rite Aid announced today that it has received the requisite consents in each consent solicitation to execute a supplemental indenture to effect the proposed amendments.

As of the consent payment deadline at midnight, Eastern Time, on Feb. 13, 2013, approximately (i) $257.1 million aggregate principal amount of the 9.750% Notes were tendered (representing approximately 62.7% of the outstanding 9.750% Notes), (ii) $402.0 million aggregate principal amount of the 10.375% Notes were tendered (representing approximately 85.5% of the outstanding 10.375% Notes) and (iii) $119.0 million aggregate principal amount of the 6.875% Debentures were tendered (representing approximately 66.0% of the outstanding 6.875% Debentures). Rite Aid has exercised its option to accept for payment and settle the tender offers with respect to all of the notes that were validly tendered at or prior to the consent payment deadline. Such early settlement occurred today concurrently with the closing of the other refinancing transactions. The supplemental indentures implementing the proposed amendments became effective upon closing of the refinancing transactions.

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Rite Aid Press Release – page 2

The tender offers will expire at midnight, Eastern Time, on Feb. 28, 2013, unless extended or earlier terminated. Although Rite Aid has called the 9.750% Notes and 10.375% Notes that remain outstanding following the tender offers for redemption (as discussed below), holders of such notes may still validly tender their notes prior to the expiration date. For more information regarding the tender offers and related consent solicitations, see the applicable offer to purchase.

Rite Aid today also delivered notice that it had called for redemption all of the 9.750% Notes and 10.375% Notes that remain outstanding following consummation of the tender offers. The 9.750% Notes that remain outstanding will be redeemed at a price equal to 100.000% of their face amount, plus a make-whole premium and accrued and unpaid interest to, but not including, the date of redemption. The 10.375% Notes that remain outstanding will be redeemed at a price equal to 105.188% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption. Redemption of the remaining 9.750% Notes and 10.375% Notes, respectively, will occur on March 25, 2013. Rite Aid has prefunded all remaining payments on each of the remaining 9.750% Notes, 10.375% Notes and 6.875% Debentures and as a result, all such notes will be satisfied and discharged as of Rite Aid’s fiscal year end.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing any series of the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to each tender offer and consent solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 804-2200 or (212) 430-3774 (banks and brokers). Citigroup is acting as Dealer Manager and Solicitation Agent for each tender offer and consent solicitation. Questions regarding each tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Rite Aid is one of the nation’s leading drugstore chains with 4,626 stores in 31 states and the District of Columbia and fiscal 2012 annual revenues of $26.1 billion.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the continued efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order and limit access to payor networks, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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